                                                                  EXHIBIT 11.1
                                                                  ------------


STATEMENT RE: COMPUTATION OF NET INCOME PER ORDINARY SHARE
                   (in thousands, except per share amounts)


                                                                 Three Months               Nine Months
                                                             Ending September 30        Ending September 30
                                                               1997       1998             1997      1998
                                                              ------     ------          ------     ------
BASIC

Total weighed average ordinary and ordinary equivalent
Shares outstanding                                            40,984     43,944          40,146     43,262
                                                              ======     ======          ======     ======

Net income                                                     4,734      2,877           8,504     14,318
                                                               =====      =====           =====     ======

Net income per Ordinary Share (1)                              $0.12      $0.07           $0.21      $0.33
                                                               =====      =====           =====      =====

DILUTED
Computation of ordinary and ordinary
 equivalent shares outstanding:

Weighted average ordinary shares outstanding                  40,984     43,944          40,146     43,262

Dilutive equivalent ordinary shares issuable upon
exercise of options                                            3,999      2,554           4,101      2,960

Total weighted average ordinary and
ordinary equivalent shares outstanding                        44,983     46,498          44,247     46,222
                                                              ======     ======          ======     ======

Net income                                                     4,734      2,877           8,504     14,318
                                                               =====      =====           =====     ======

Net income per Ordinary Share (1)                              $0.11      $0.06           $0.19      $0.31
                                                               =====      =====           =====      =====


(1) On March 9, 1998, the Company effected a two-for-one split of its issued and outstanding ADSs. Subsequent thereto, the Company's shareholders approved a proposal at the Company's 1998 Annual General Meeting to subdivide each of the Ordinary Shares of IR37.5p into four Ordinary Shares of IR9.375p (the "Ordinary Share Split"). As a consequence of the Ordinary Share Split, effective May 22, 1998, each ADS represents and is exchangeable for one Ordinary Share. All share amounts in this exhibit give effect to the Ordinary Share Split.